Exhibit 99.1

American Land Lease Announces Third Quarter 2008 Results -

-Strong Property Operating Results Impacted by Difficult New Home Sales Environment–

CLEARWATER, Fla., November 12, 2008 /Business Wire/ -- American Land Lease, Inc. (NYSE: ANL - news) today released third quarter results for 2008.

Ongoing Strategic Review

As previously reported, the Company’s Board of Directors has undertaken a year-long strategic review of how best to maximize shareholder value. This strategic review remains ongoing.

In support of its strategic review, the Board of Directors has authorized management to undertake a formal process to determine investor interest in the purchase of some or all of the Company’s real estate assets. This process is ongoing as of the date of this release. In connection with this process, the Company has received expressions of interest to purchase one or more of its properties from a number of interested parties. The Company is considering several such offers. If any such transactions are agreed to and concluded, the Board of Directors may consider a special distribution of any sales proceeds, among other possible uses. There is no assurance that any such transaction will be concluded or that the Company’s Board of Directors will distribute any proceeds as a special distribution.

Additionally, as part of this strategic review, the Board of Directors has been analyzing the Company’s business and operating strategy and outside factors on an ongoing basis. In particular, the Board of Directors has considered adverse factors such as the poor market for new home sales and uncertain prospects for its recovery; the costs of developing sites for new homes in advance of their use; volatility in the market for property debt and its increased price; the increased risk of non-performance by counterparties; the price of the Company’s common stock and the limited volume of its trading. The Company’s Board of Directors also has considered the continued investor interest in the Company’s land lease communities and its sources and uses of liquidity.

As a result of this ongoing review, the Board of Directors has determined to reduce the Company’s efforts and costs to make new home sales and to reduce the cost and the rate of development of additional home sites.

Further, in order to conserve liquidity, our Board of Directors has determined against payment of a quarterly dividend on our shares of common stock during the current quarter. The Board of Directors determined to pay a dividend on our shares of preferred stock during the current quarter. These dividend determinations are discussed in more detail below under “Dividends.”

Summary Financial Results

Third Quarter

•

Diluted Earnings Per Share (“Diluted EPS”) were $0.07 for the three-month period ended September 30, 2008, compared to $1.26 for the same period one year ago, a decrease of 94.4% on a per share basis. Net income was impacted by a $1.16 gain recognized on the sale of a community in the period ending September 30, 2007.

•

Funds from Operations (“FFO”), a non-GAAP financial measure defined on page 11 of this press release, were $1,975,000 or $0.23 per diluted common share, for the quarter, compared to $2,190,000 or $0.25 per diluted common share, for the same period one year ago, a decrease of 8.0% on a per share basis.

•	Home sales volume was $3,403,000, a decline of 52.5% from the same period one year ago, consisting of 29 new home closings. This result compares with 51 new home closings in third quarter 2007.

•

“Same Store” (a non-GAAP financial measure defined on page 12 of this release) results provided a revenue increase of 4.7%, an expense increase of 3.4% and an increase of 5.3% in Net Operating Income (“NOI”; a non-GAAP financial measure defined on page 11 of this release).

•	“Same Site” (a non-GAAP financial measure defined on page 12 of this release) results provided a revenue increase of 3.5%, an expense increase of 2.2% and an increase of 4.1% in NOI.

FFO, NOI, Same Store and Same Site are supplemental non-GAAP financial measures that are defined in the glossary beginning on page 11. We use FFO in measuring our operating performance because we believe that the items that result in a difference between FFO and net income have a different impact to the ongoing operating performance of a real estate company as compared to other businesses. We use NOI to evaluate the operating performance of our properties and we believe that it is relevant and useful information as a measure of property performance on an unleveraged basis. We use NOI on a Same Store and Same Site basis as useful information to measure property performance without the impact of newly acquired or newly disposed properties. Neither FFO nor NOI should be considered an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of our performance or as a measure of liquidity. A reconciliation of FFO to the comparable GAAP financial measure is included on page 16. A reconciliation of NOI, Same Store and Same Site to the comparable GAAP financial measure is included on page 17.

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “The results of the current quarter underscore the continued stability and strength of our core residential land lease business. Our portfolio of land leases continue to produce strong same site and same store results which have a positive impact on the Company’s Net Asset Value or “NAV”. We continue to see a protracted decline in the broader home sales markets that has continued to impact our ability to add new leases to the portfolio at the same rate we have enjoyed in prior years. While this past quarter saw a stabilization in our home sales business, the reduction in the rate at which new leases are added to the portfolio has reduced current land values, which in turn impacts the Company’s NAV. We believe this quarter’s stabilization could be short-lived and followed by additional declines in demand and reductions in home sales.”

“The continued expansion of operating margins at the property level reflects the strength of our properties and personnel who serve our customers well. Operating margins grew 0.7% over 2007 to 64.7%. This growth reflects both the quality of the core portfolio and the positive impact on margins of newly leased sites even at the lower rate of new home sales. We continue to view our core business as owning and operating land leases – and in that core business our performance was outstanding.”

“As previously announced, our Board of Directors is engaged in an ongoing strategic review of how best to maximize shareholder value. As one part of this review, the Board has been analyzing our business and operating strategy, numerous positive and negative outside factors and our sources and uses of liquidity. As a result of this ongoing review, our Board has determined to reduce the Company’s efforts and costs to make new home sales and to reduce the cost and rate of development of additional home sites. We may further change our levels of home sales activity and development based on, among other things, changes in new home sales demand, our liquidity position and our ongoing strategic review. Any reduced home sales or development efforts may be reversed if market conditions improve.”

“Our core business is solid. Land lease returns grow with increased rents and expense control reflecting the outstanding work of our operations team. Our second growth engine is new home sales, which has been affected by the national decline in home sales. We are focused on operating this business activity efficiently to minimize the drag on current earnings and Net Asset Value. We are fortunate to have solid locations, a growing base of potential customers, attractive homes, and a hardworking sales team that is selling excellent homes at good prices.”

The term “NAV” is defined on page 12 of this press release.

Dividends

On November 4, 2008, in connection with the Company’s ongoing strategic review, the Board of Directors determined not to declare or pay a quarterly cash dividend on the Company’s common stock during the current quarter.

On November 4, 2008, the Board of Directors declared a cash dividend of $0.4844 per share of Series A Preferred Stock, payable on November 28, 2008, to stockholders of record on November 14, 2008.

The Company’s dividends on common and preferred stock are set quarterly by the Board of Directors and are subject to change, suspension or elimination at any time. The Company’s primary financial objective is to maximize long-term, risk-adjusted returns on investment for common stockholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors, including our ongoing strategic review, profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by us to finance these expenditures. The Board of Directors has and will continue to consider the downturn in new home sales in the context of its quarterly review and dividend decision. In addition, the Board of Directors may consider the Company’s dividend policy as a part of its previously announced review of strategic alternatives. Our net operating loss may be used to offset all or a portion of our real estate investment (“REIT”) taxable income, which may allow us to reduce, suspend or eliminate our dividends paid and still maintain our REIT status.

Operational Results – Third Quarter

Third Quarter Property Operations

Third quarter revenue from property operations was $9,831,000, as compared to $9,380,000 in the same period one year ago, a 4.8% increase. Third quarter property operating expenses totaled $3,215,000, as compared to $3,090,000 in the same period one year ago, a 4.0% increase. The Company realized increases in rental income as the result of annual rental rate increases, rent yield management, and the leasing of new home sites through its home sales efforts. Third quarter property operating expense increases reflect the impact of higher property taxes, repairs and maintenance, and employee costs as compared to the prior year’s third quarter. In a majority of the communities we operate, the Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In 23 of the 30 communities we operate, the individual homeowner’s water and sewer is metered, and changes in consumption are billed to the homeowner.

Third quarter property-operating margins before depreciation expense increased to 64.7% from 64.0% in the prior year’s third quarter.

Third Quarter “Same Store” Results

Third quarter “same store” results reflect the results of operations for properties and golf courses owned during the third quarters of both 2008 and 2007. Same store properties accounted for 98.7% of property operating revenues for third quarter 2008. “Same store” results are defined on page 12, and reconciled to GAAP on page 17, of this press release. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement for periods in which properties are acquired or sold. Our presentation of same store results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

The same store % change results are as follows:

3Q08
Revenue	4.7%
Expense	3.4%
Net Operating Income	5.3%

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. During the current period, the property taxes associated with certain Florida properties were reduced when compared to the prior year, resulting in a corresponding reduction in billings to tenants. When adjusted for these items, the change in revenues and expenses for the quarter are shown below.

3Q08
Revenues	4.7%
Less: Increase in Net Reimbursements	(0.6)%

Revenue growth; net of reimbursements	4.1%

Expenses	3.4%
Less: Increase in Net Reimbursements	(2.6)%

Expense increase; net of reimbursements	0.8%

Same Store NOI Growth	5.3%

In addition to focusing on controlling operating expenses, our leases also provide some insulation from increased expenses.

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties, (ii) re-establishing market rents at times of home transfers, and (iii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. “Same Site” results are defined on page 12, and reconciled to GAAP on page 17, of this press release. We believe that “same site” information provides the ability to understand the changes in profitability without the changes related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site rental, absorption and golf operations contributions to total same store results for second quarter are as follows based upon increases from prior year results.

Third Quarter	Same Site	Absorption	Golf	Same Store
Revenue	3.5%	1.2%	—	4.7%
Expense	2.2%	2.2%	(1.0)%	3.4%
NOI	4.1%	0.8%	0.4%	5.3%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended September 30, 2008 and 2007 can be found on page 17 of this earnings release.

Third Quarter Home Sales Operations

Third quarter 2008 new home sales were $3,403,000, a 52.5% decrease from the same period in the prior year. There were 29 closings, a 43.1% decrease from the 51 closings during the same period in 2007. Average selling price per home was $116,000, compared to $137,000 in the same period in 2007, a decrease of 15.3%. Nine communities reported average selling prices in excess of $100,000. Selling gross margins, excluding brokerage activities, were 26.0% in the quarter, a decrease of 3.4% from the same period in 2007. Selling costs as a percentage of sales revenue increased from 32.7% in the third quarter of 2007 to 41.9% in the third quarter of 2008, reflecting lower operating leverage against fixed costs. Selling costs, including overhead, marketing and advertising expenses, were down by 39.1% compared to the same period in 2007.

The Company’s backlog of contracts to close stood at 6, a decrease of 26, or 81.3%, from the same period in 2007.

In connection with our ongoing strategic review, we are reducing new home sales operations and related expenditures. These actions have the potential to reduce the number of expansion home site leases facilitated by our home sales business. We may further change our levels of home sales activity based on, among other things, changes in new home sales demand, our liquidity position and our ongoing strategic review, and any reduced home sales efforts may be reversed if market conditions improve.

Summary of home sales activity:

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Unit Change	Percent Change
New home closings	29	51	(22)	(43.1)%
New home contracts	30	44	(14)	(31.8)%
Home resales	3	4	(1)	(25.0)%
Brokered home sales	23	22	1	4.5%
New home contract backlog(1)	6	32	(26)	(81.3)%

(1)	Balance as of September 30, 2008 and 2007, respectively.

Financing

We have a revolving line of credit with a bank with a total commitment of $16,000,000 that bears interest at 175 basis points over the one-month LIBOR rate (4.2% at September 30, 2008). The line of credit is secured by real property and improvements located in St. Lucie, Lake, and Pasco Counties, Florida and Maricopa County, Arizona with a net book value of $44,275,000. The revolving line of credit matures on December 31, 2008. We are currently in negotiations with our lender and expect this line of credit will be renewed. However, loan renewals are unusually uncertain in the current financial environment and there is no assurance that we will obtain the renewal. In the event we are unable to obtain a renewal of this line of credit, we would be required to repay the amounts outstanding. At September 30, 2008, $9,719,000 was outstanding and $6,281,000 was not drawn. The availability of funds to the Company under the line of credit is subject to certain borrowing base and other customary restrictions, including compliance with financial and other covenants thereunder. Based on the application of the borrowing base calculation, as of September 30, 2008, $3,368,000 was available to the Company.

On October 21, 2008, the Company received a loan commitment of $7,670,000, which expires on November 21, 2008. The annual interest rate of this committed loan is locked at 7.5%. The security for the loan is real property that currently secures as portion of the Company’s corporate line of credit that matures on December 31, 2008. If and when the loan closes, the entire proceeds of this loan will be used to pay down our corporate revolving line of credit, the borrowing base under the line of credit will decrease by approximately $4,400,000, and the Company will achieve a net increase in availability of approximately $3,270,000. There is no assurance that the lender will fund under its loan commitment.

Property Disposal

During the quarter, we sold a parcel of commercial property located in Arizona to a third party for $425,000. The sale resulted in a gain on the transaction of approximately $100,000.

Development Activity

The Company ended the quarter with an inventory of 1,391 developed and unleased home sites. We sell new homes to be located on these home sites so that they will become revenue generating.

In addition, the Company has an inventory of 1,089 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for use as a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous to, and a part of, a current community where there are ongoing property operations and a proven customer base.

In connection with our ongoing strategic review, we are reducing development costs. We may further change our levels of development based on, among other things, changes in new home sales demand, our liquidity position and our ongoing strategic review, and any reduced development efforts may be reversed if market conditions improve.

Outlook for 2008

In light of the current unpredictable economic climate, our decision to reduce our efforts and costs to make new home sales and to reduce our cost and rate of development of additional home sites, and our ongoing strategic review, we believe it is prudent to withdraw all of our previously disclosed financial projections for 2008, except as set forth below.

The table below summarizes the Company’s projected financial outlook for our core land lease operational business as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases. Our core land lease operating business remains solid and there have been no changes to our projections for this business element. The rate of growth in our land lease operating business projected for 2008 as compared to 2007 actual results is lower due chiefly to three key factors:

1.	The reduction in new home sales in 2007 and sales projections for 2008. The reduced rate of new home sales will result in a lower contribution from absorption to same store revenue growth than in prior years.

2.	Certain resident leases increase annually based upon the rate of increase in the Consumer Price Index (CPI). The CPI applicable for increases in calendar year 2008 was the August 2007 CPI. The August 2007 CPI was 2.0%, compared to an applicable CPI of 3.8% for increases in calendar year 2007, representing a 1.8% decline in the rate of CPI increases from 2007 to 2008. We note that the CPI applicable for increases in calendar year 2009 was the August 2008 CPI. The August 2008 CPI was 5.9%.

3.	In addition, the lower rate of turnover within our communities has slowed the rate at which rents are increased to higher market rates at the time of home transfers.

Our outlook for our core land lease operating business is as follows:

	2007 Actual Results	Full Year 2008 Projected
Same Store
Revenue Growth	6.6%	4.5% to 6.5%
Expense Growth	3.4%	3.5% to 5.0%
NOI Growth	8.2%	4.5% to 6.0%
Capital Replacements (per site)	$126	$130 to $160
Depreciation	$5.0M	$5.5M to $5.9M

As described above, we are reducing our new home sales operations and our cost and rate of development of additional home sites relative to historical levels, which may reduce the number of expansion home sites and leases facilitated by our home sales business. Accordingly, we believe it is prudent to withdraw financial guidance as it relates to our home sales business and anticipated EPS, Diluted EPS, FFO and AFFO because we cannot predict with reasonable assurance what impact if any the above decision will have on our results.

Additional factors that may impact our projected results include occupancy changes, further changes in the residential housing markets and the impact of hurricanes or other natural disasters.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

American Land Lease, Inc. is a REIT that held interests in 30 manufactured home communities with 8,049 operational home sites, 1,391 developed expansion sites, 1,089 undeveloped expansion sites and 129 recreational vehicle sites as of September 30, 2008.

Under current economic conditions and due to other risks and uncertainties disclosed in this release and our filings with the SEC, there can be no assurance that any of the matters discussed above or elsewhere in this release will proceed as anticipated by management and our Board of Directors. Additionally, if the strategic review underway by our Board of Directors results in the consummation of a strategic transaction, it may impact our future financial condition or results of operations.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include statements regarding the Company’s cash flow, results of operations, dividends, anticipated returns on real estate investments, stock repurchases, future absorption rates and our strategic process. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; demand for new homes; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Wednesday, November 12, 2008 at 1:00 p.m. Eastern Standard Time to discuss third quarter 2008 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease third quarter 2008 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:00 p.m. Eastern Standard Time, November 12, 2008 until midnight on November 18, 2008. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 72924528.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements used by American Land Lease management. Such measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement based in part on the definition of the National Association of Real Estate Investment Trusts (NAREIT) and “same store” and same site” results. These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

NET OPERATING INCOME (“NOI”): is the property’s gross rental income plus any other income, such as late fees or parking income, less vacancies and rental expenses. Essentially, NOI is the net cash generated before mortgage payments and taxes.

NET ASSET VALUE: As defined by NAREIT, the net “market value” of all of a company’s assets, including but not limited to its properties, after subtracting all its liabilities and other obligations.

CAPITALIZATION RATE: The capitalization rate (“cap rate”) is the rate at which net operating income is discounted to determine the value of a property. It is one method that is utilized to estimate property value.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or “absorbed” during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represents those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

SELLING GROSS MARGIN: represents what remains from sales after paying out the costs of goods sold. Gross Profit margin is expressed as a percentage. To obtain a gross profit margin, divide gross profit by sales.

USED HOME SALE: represents the sale of a home previously owned by a third party and American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	As of
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS
Real Estate	$313,175	$312,388	$312,850	$308,956	$304,280
Less accumulated depreciation	(35,303)	(34,145)	(32,989)	(31,842)	(30,735)
Real estate under development	132,594	128,277	123,542	122,403	121,056

Total Real Estate	$410,466	$406,520	403,403	399,517	394,601
Cash and cash equivalents	30	142	255	541	296
Inventory	13,774	15,841	18,539	20,084	20,012
Other assets	18,110	17,999	17,062	16,391	15,362

Total Assets	$442,380	$440,502	$439,259	$436,533	$430,271

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$258,928	$259,630	$258,140	$239,970	$240,769
Secured short-term financing	24,063	21,219	20,210	30,932	18,963
Accounts payable and accrued liabilities	9,076	8,196	8,526	9,288	12,260

Total Liabilities	292,067	289,045	286,876	280,190	271,992
Minority Interest in Operating Partnership	16,715	16,824	16,964	17,339	17,522

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 3,000 shares authorized, 1,000 shares issued and outstanding	25,000	25,000	25,000	25,000	25,000
Common Stock, par value $.01 per share; 12,000 shares authorized	96	96	95	95	95
Additional paid-in capital	295,627	295,266	294,295	293,821	293,510
Dividends in excess of accumulated earnings	(155,206)	(153,810)	(152,164)	(148,749)	(147,013)
Treasury stock at cost	(31,919)	(31,919)	(31,807)	(31,163)	(30,835)

Total Stockholders Equity	133,598	134,633	135,419	139,004	140,757

Total Liabilities and Stockholders’ Equity	$442,380	$440,502	$439,259	$436,533	$430,271

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$9,831	$9,724	$9,708	$9,519
Golf course operating revenues	158	217	439	250

Total property operating revenues	9,989	9,941	10,147	9,769

Property operating expenses	(3,215)	(3,153)	(3,161)	(3,202)
Golf course operating expenses	(311)	(348)	(332)	(336)

Total property operating expenses	(3,526)	(3,501)	(3,493)	(3,538)

Depreciation	(1,348)	(1,351)	(1,347)	(1,285)

Income from rental property operations	5,115	5,089	5,307	4,946

SALES OPERATIONS
Home sales revenue	3,403	3,525	3,855	4,508
Cost of home sales	(2,518)	(2,814)	(2,837)	(3,205)

Gross profit on home sales	885	711	1,018	1,303

Commissions earned on brokered sales	52	39	45	69
Commissions paid on brokered sales	(24)	(23)	(19)	(27)

Gross profit on brokered sales	28	16	26	42

Selling and marketing expenses	(1,427)	(1,519)	(2,038)	(2,064)

Income (loss) from sales operations	(514)	(792)	(994)	(719)

General and administrative expenses	(1,356)	(1,233)	(1,222)	(1,230)
Interest and other income	59	58	44	22
Loss on early debt retirement	—	—	(1,987)	—
Interest expense	(2,202)	(2,198)	(2,248)	(2,251)

Income before minority interest in Operating Partnership	1,102	924	(1,100)	768
Minority interest in Operating Partnership	(127)	(108)	128	(112)

Income from continuing operations	975	816	(972)	656
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations, net of
Minority Interest	96	6	5	51

Net Income	1,071	822	(967)	707
Cumulative preferred stock dividends	(484)	(485)	(484)	(485)

Net Income Attributable to common shareholders	$587	$337	($1,451)	$222

Basic earnings from continuing operations (net of cumulative unpaid preferred dividends)	$0.07	$0.04	$(0.19)	$0.03
Basic earnings (loss) from discontinued operations	0.01	—	—	—

Basic earnings per common share	$0.08	$0.04	$(0.19)	$0.03

Diluted earnings from continuing operations	$0.06	$0.04	$(0.19)	$0.03
Diluted earnings (loss) from discontinued operations	0.01	—	—	—

Diluted earnings per common share	$0.07	$0.04	$(0.19)	$0.03

Weighted average common shares outstanding	7,625	7,611	7,552	7,560
Weighted average common shares and common share equivalents outstanding	7,735	7,710	7,682	7,754

Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$236,822	$237,524	$236,034	$217,864	$218,663
Mortgage Loans Payable – Floating	22,106	22,106	22,106	22,106	22,106
Floor Plan Facility	14,344	16,619	20,210	23,086	13,337
Line of Credit	9,719	4,600	—	7,846	5,626

Total Debts	$282,991	$280,849	$278,350	$270,902	$259,732

% FIXED FLOATING
Fixed	83.7%	84.6%	84.8%	80.4%	84.2%
Floating	16.3%	15.4%	15.2%	19.6%	15.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%
AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.3%	6.3%	6.2%	6.3%	6.3%
Mortgage Loans Payable – Floating	4.3%	4.2%	6.2%	6.7%	6.9%
Floor Plan Facility	5.5%	5.5%	6.1%	7.5%	8.5%
Line of Credit	4.2%	4.2%	5.6%	6.6%	7.2%

Total Weighted Average	6.0%	6.1%	6.2%	6.4%	6.5%

DEBT RATIOS
Debt/Total Market Cap(1)	59.3%	58.7%	57.8%	57.7%	53.7%

Debt/Gross Assets	64.0%	62.1%	63.4%	62.0%	60.4%

	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012
MATURITIES
Mortgage Loan Scheduled Principal Payments	712	3,234	3,730	4,035	4,399
Mortgage Loan Balloon Maturities	—	—	—	11,356	10,750

Total	$712	$3,234	$3,730	$15,391	$15,149

(1)	Computed based upon closing price as reported on NYSE as of the last trading day of the period then ended and computed using all shares outstanding at such date.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO/AFFO AND PAYOUT RATIOS

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended September 30,
	2008	2007
Net Income	$587	$9,891
Adjustments
Cumulative unpaid preferred stock dividends	484	484
Minority interest in operating partnership	127	162
Gain on sale of assets	(100)	(10,305)
Real estate depreciation	1,348	1,239
Discontinued Operations:
Real estate depreciation attributed to discontinued operations	—	16
Minority interest in operating partnership attributed to discontinued operations	13	1,187

Funds From Operations (FFO)	$2,459	$2,674
Cumulative unpaid preferred stock dividends	(484)	(484)

Funds From Operations attributable to common Stockholders	1,975	2,190
Capital Replacements	(197)	(260)

Adjusted Funds from Operations (AFFO)	$1,778	$1,930

Weighted Average Common Shares/OP Units Outstanding	8,728	8,864

Per Common Share and OP Unit:
FFO:	$0.23	$0.25
AFFO:	$0.20	$0.22

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	108.7%	100.0%
AFFO:	125.0%	113.6%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND SEPTEMBER 30, 2007

(in thousands)

(unaudited)

		Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues	C	$9,493	$9,158	$335	3.7%	3.5%
Absorption rental revenues		244	128	116	90.6%	1.2%
Same store golf revenues		158	165	(7)	(4.2)%	—

Same store revenues	A	9,895	9,451	444	4.7%	4.7%

Other ancillary revenues(2)		94	94	—	—

Total property revenues	E	$9,989	$9,545	$444	4.7%

Same site rental expenses	D	$2,696	$2,630	$66	2.5%	2.2%
Absorption rental expenses		66	—	66	100.0%	2.2%
Same store golf expenses		311	341	(30)	(8.8)%	(1.0)%

Same store expenses	B	3,073	2,971	102	3.4%	3.4%

Expenses related to offsite management (3)		453	460	(7)	(1.5)%

Total property operating expenses	F	$3,526	$3,431	$95	2.8%

Same store net operating income	A-B	$6,822	$6,480	$342	5.3%

Same site net operating income	C-D	$6,797	$6,528	$269	4.1%

Total net operating income	E-F	6,463	$6,114	$349	5.7%

(1)

Computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2007 period. For example, same site rental revenue increase of $335 as compared to the total same store revenues in 2007 of $9,451 is a 3.5% increase ($335 / $9,451 = 3.5%).

(2)

Other ancillary revenues consist of amortization of deferred income recognized related to acquired lease obligations, intercompany revenues and other miscellaneous income not attributable to land leases.

(3)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF SEPTEMBER 30, 2008

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	346	100%	$364	—	—	43
Brentwood Estates	Hudson, FL	145	98%	296	—	—	46
Sebastian Beach & Tennis Club	Grant-Valkaria, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	95%	379	—	—	—
Stonebrook	Homosassa, FL	199	100%	325	—	—	—
Sunlake Estates	Grand Island, FL	369	100%	377	—	—	34
Forest View	Homosassa, FL	274	100%	340	—	—	30
Gulfstream Harbor	Orlando, FL	382	99%	440	—	50	—
Gulfstream Harbor II	Orlando, FL	306	99%	440	—	37	1
Gulfstream Harbor III	Orlando, FL	182	95%	411	—	—	102
Lakeshore Villas	Tampa, FL	281	96%	459	—	—	—
Park Place	Sebastian, FL	379	100%	352	—	—	90
Park Royale	Pinellas Park, FL	300	92%	463	—	—	9
Pleasant Living	Riverview, FL	245	95%	414	—	—	—
Riverside GCC	Ruskin, FL	480	100%	545	—	209	252
Royal Palm Village	Haines City, FL	291	96%	371	—	—	96
Cypress Greens	Lakeland, FL	236	100%	272	—	—	22
Savanna Club	Port St Lucie, FL	1,021	100%	305	—	—	46
Woodlands	Groveland, FL	172	99%	312	—	—	120
	Subtotal—Florida	5,946	98%	$382	—	829	891

Blue Star	Apache Junction AZ	22	50%	333	129	—	—
Brentwood West	Mesa, AZ	350	94%	488	—	—	—
The Villages	Mesa, AZ	—	0%	—	—	—	369
Desert Harbor	Apache Junction AZ	205	100%	386	—	—	—
Fiesta Village	Mesa, AZ	172	86%	422	—	—	—
La Casa Blanca	Apache Junction AZ	197	100%	413	—	—	—
Lost Dutchman	Apache Junction AZ	207	74%	333	—	—	23
Rancho Mirage	Apache Junction AZ	312	97%	445	—	—	—
Reserve at Fox Creek	Bull Head City, AZ	264	100%	334	—	—	49
Sun Valley	Apache Junction AZ	268	91%	379	—	—	—
	Subtotal—Arizona	1,997	93%	$406	129	—	441

Foley Grove	Foley, AL	106	100%	296	—	260	59

Total Communities	30	8,049	97%	$386	129	1,089	1,391

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 83.5% across the entire portfolio. Including sites not yet developed, occupancy was at 74.1% at September 30, 2008.

Portfolio Summary

	Operational Home sites		Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2007	7,984		1,370	1,191	129	10,674
New lots purchased	—		4	—	—	4
New leases originated	77		(77)	—	—	—
Properties developed	—		102	(102)	—	—
Site Plan Changes	(12)		(8)	—	—	(20)

As of September 30, 2008	8,049	(1)	1,391	1,089	129	10,658

(1)	As of September 30, 2008, 7,802 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2007	7,748	7,984	97.0%
New home sales	86	77
Used home sales	7	—
Used homes acquired	(22)	—
Site Plan Changes	—	(12)

Homes constructed by others	1	—

Homes removed from previously leased sites	(18)	—

As of September 30, 2008	7,802	8,049	96.9%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Expansion sites leased during the period		28	49

Estimated stabilized first year profit on leases originated during the period	A	$85	$179

Allocated costs, including development costs of sites leased		$1,262	$2,213
Home sales loss attributable to sites leased		543	284

Total costs incurred to originate ground leases	B	$1,805	$2,497

Estimated stabilized first year returns from the leases originated on expansion home sites during the period	A/B	4.7%	7.2%

For the three months ended September 30, 2008 and 2007, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Reported loss from sales operations	$(514)	$(202)
Brokerage business income	(28)	(36)
Used home sales	(1)	(46)

Adjusted (loss) income for projection analysis	$(543)	$(284)

We have changed the method of estimating costs attributable to newly leased sites. Beginning with the third quarter, we revised our estimate of home site costs with respect to indirect general community expenditures. Previously such indirect costs were allocated to remaining unleased lots; now such costs are allocated to all sites within the community. For example, the Company has constructed additional amenities such as an additional clubhouse at our Sunlake Community, which will benefit all sites in the community, whether leased or unleased. If calculated using the previous methodology, the estimated return would have been 2.7% instead of 4.7%.

The reconciliation of our estimated stabilized first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2007 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2007
Property income before depreciation	A	$24,686
Total investment in operating home sites	B	$295,898
Return on investment from earning home sites(1)	A/B	8.3%

(1)

Our return on investment in operational sites reflects our income from and investment in sites that were leased for the first time during the year ended December 31, 2007. For these leases, the income reported above includes less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2007 is less than the return when measured using a full twelve months of operating results.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	Three Months ended September 30, 2007	Three Months ended December 31, 2007	Three Months ended March 31, 2008	Three Months ended June 30, 2008	Three Months ended September 30, 2008	3Q08 over 2Q08 Increase/ Decrease	3Q08 over 2Q08 % Change	3Q08 over 3Q07 Increase/ Decrease	3Q08 over 3Q07 % Change
New home contracts	44	37	23	29	30	1	3.4%	(14)	(31.8)%

New home closings	51	38	28	29	29	—	—	(22)	(43.1)%

Home resales	4	2	2	2	3	1	50.0%	(1)	(25.0)%

Brokered home sales	22	26	22	19	23	4	21.1%	1	4.5%

New home contract backlog	32	23	12	9	6	(3)	(33.3)%	(26)	(81.3)%

Average Selling Price	$137,000	$128,000	$143,000	$120,000	$116,000	$(4,000)	(3.3)%	$(21,000)	(15.3)%

Average Gross Margin Percentage	29.4%	29.8%	26.4%	20.2%	26.0%